For more information contact:
Stephen S. Romaine, President & CEO
Francis M. Fetsko, Executive VP, CFO & COO
Tompkins Financial Corporation (888) 503-5753

For Immediate Release
Friday, July 21, 2023

Tompkins Financial Corporation Reports Cash Dividend
ITHACA, NY - Tompkins Financial Corporation (NYSE American:TMP)
Tompkins Financial Corporation announced today that its Board of Directors approved payment of a regular quarterly cash dividend of $0.60 per share, payable on August 12, 2023, to common shareholders of record on August 1, 2023.

Tompkins Financial Corporation is a banking and financial services company serving the Central, Western, and Hudson Valley regions of New York and the Southeastern region of Pennsylvania. Headquartered in Ithaca, NY, Tompkins Financial is parent to Tompkins Community Bank and Tompkins Insurance Agencies, Inc., and offers wealth management services through Tompkins Financial Advisors. For more information on Tompkins Financial, visit www.tompkinsfinancial.com.